Exhibit(A)(1)(E)
BARRICK GOLD CORPORATION
OFFER TO PURCHASE FOR CASH
all of the outstanding Common Shares
(together with the associated SRP Rights issued
under the Shareholder Rights Plan) of
NOVAGOLD RESOURCES INC.
on the basis of
US$14.50 for each Common Share

The Offer is open for acceptance until 6:00 p.m. (Toronto time) on September 15, 2006 (the “Expiry Time”) unless the Offer is extended or withdrawn.
August 4, 2006
To our Clients:
     Enclosed for your consideration is an offer to purchase (the “Offer”) and related circular dated August 4, 2006 (the “Circular”), Letter of Transmittal and Notice of Guaranteed Delivery (which, collectively, as each as may be amended or supplemented from time to time, constitute the “Offer Documents”) relating to the Offer by Barrick Gold Corporation (“Barrick”), a corporation organized under the laws of the Province of Ontario, Canada, to purchase all of the issued and outstanding common shares of NovaGold Resources Inc. (“NovaGold”), including common shares that may become issued and outstanding after the date of the Offer but before the Expiry Time of the Offer upon the conversion, exchange or exercise of options, warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for common shares, together with the associated rights (the “SRP Rights”) issued under the Shareholder Rights Plan of NovaGold (collectively, the “Common Shares”), at a price of US$14.50 cash per Common Share.
     The Offer to purchase is subject to the terms and conditions set forth in the Offer Documents. Capitalized terms used but not defined in this letter which are defined in the Glossary to the Offer Circular have the meanings given to them in the Glossary.
     Unless waived by Barrick, Shareholders are required to deposit one SRP Right for each Common Share in order to effect a valid deposit of such Common Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time under the Shareholder Rights Plan has not occurred prior to the Expiry Time and Rights Certificates have not been distributed by NovaGold, a deposit of NovaGold Common Shares by the Shareholder will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs before the Expiry Time and Rights Certificates have been distributed by NovaGold and received by the Shareholder prior to the time the Shareholder deposits Common Shares under the Offer, in order for the Common Shares to be validly deposited, Rights Certificate(s) representing SRP Rights equal in number to the number of Common Shares deposited must be delivered with the certificate(s) representing the Common Shares to the Depositary or the US Forwarding Agent, as applicable. If the Separation Time occurs before the Expiry Time and Rights Certificates are not distributed by the time the Shareholder deposits its Common Shares under the Offer, the Shareholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure set forth in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”. In any case, a deposit of Common Shares constitutes an agreement by the Shareholder to deliver Rights Certificate(s) representing SRP Rights equal in number to the number of Common Shares deposited under the Offer to the Depositary or the US Forwarding Agent, as applicable, on or before the third trading day on the TSX after the date, if any, that Rights Certificate(s) are distributed. Barrick reserves the right to require, if the Separation Time occurs before the Expiry Time, that the Depositary or the US Forwarding Agent receive, prior to taking up the Common Shares for payment pursuant to the Offer, Rights Certificate(s) from the Shareholder representing SRP Rights equal in number to the Common Shares deposited by such Shareholder.
     If a Shareholder wishes to deposit Common Shares pursuant to the Offer and either the certificate(s) representing the Shares are not immediately available or the certificate(s) and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under to the Offer in accordance with the guaranteed delivery procedures set forth in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.
     We (or our nominees) are the holder of record of Common Shares held by us for your account. A tender of such Common Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Common Shares held by us for your account.
     We request instructions as to whether you wish to tender any of or all the Common Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.
     Your attention is directed to the following:
1.	The Offer is being made for all issued and outstanding Common Shares;

2.	The Offer will expire at 6:00 p.m., Toronto time, on September 15, 2006, unless the Offer is extended or withdrawn.

3.	The Offer is subject to a number of conditions, including:
a.	At the Expiry Time of the Offer, and at the time we first take up and pay for Common Shares under the Offer, there have been validly deposited and not withdrawn at least 50.1% of the outstanding Common Shares (calculated on a fully diluted basis).

b.	NovaGold’s Board of Directors must waive our acquisition of Common Shares under the Offer as a triggering event under NovaGold’s shareholder Rights Plan or we must be satisfied that such rights have been invalidated or are otherwise inapplicable to the Offer and any proposed second-step transaction.

c.	All required regulatory approvals and the expiration or termination of all applicable statutory or regulatory waiting periods that are necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated.
     The Offer is subject to other conditions as well. A more detailed discussion of the conditions to the consummation of the Offer can be found in Section 4 of the Offer, “Conditions of the Offer”.
4.	Upon and subject to the terms and conditions of the Offer (including without limitation the conditions referred to in Section 4 of the Offer, “Conditions of the Offer”), Barrick will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn, promptly and, in any event, not later than 10 days after the Expiry Date. Any Common Shares taken up will be paid for promptly, and in any event not more than three business days after they are taken up. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by Barrick under the Offer but prior to the Expiry Time (i.e., during the subsequent offering period) will be taken up and paid for within 10 days of such deposit.

5.	If you tender your Common Shares you will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Depositary, the U.S. Forwarding Agent or the Information Agent.

6.	The consideration payable for the Common Shareholders by Barrick under the Offer will be reduced by applicable withholding taxes.

7.	Under no circumstances will interest accrue or be paid by Barrick or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by Barrick, regardless of any delay in making payments for Common Shares.
     If you wish to have us tender any of or all the Common Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified on the final page hereof.
     Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiry Time.
     In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates representing the

Common Shares and SRP Rights, if applicable, or a timely Book-Entry Confirmation of the book-entry transfer of such Common Shares into the Depositary’s account at DTC, pursuant to the procedures set forth in Section 3 of the Offer, “Manner of Acceptance” (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in Section 3 of the Offer, “Manner of Acceptance”) in connection with a book-entry transfer effected pursuant to the procedure set forth in Section 3 of the Offer, “Manner of Acceptance”, and (3) any other documents required by the Letter of Transmittal.
     Barrick is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Barrick becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares pursuant thereto, Barrick will make a good faith effort to comply with such state statute. If, after such good faith effort Barrick cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Shareholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Barrick by CIBC World Markets, Inc. and CIBC World Markets, Corp., the Dealer Managers for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
BARRICK GOLD CORPORATION
OFFER TO PURCHASE FOR CASH
all of the outstanding Common Shares
(together with the associated SRP Rights issued
under the Common Shareholder Rights Plan) of
NOVAGOLD RESOURCES INC.
on the basis of
US$14.50 for each Common Share
     The undersigned acknowledge(s) receipt of your letter, the Offer and Circular dated August 4, 2006 and the related Letter of Transmittal and Notice of Guaranteed Delivery (which, collectively, as each may be amended or supplemented from time to time, constitute the “Offer Documents”) relating to the Offer by Barrick Gold Corporation (“Barrick”), a corporation organized under the laws of the Province of Ontario, Canada, to purchase all of the issued and outstanding common shares of NovaGold Resources Inc. (“NovaGold”), including common shares that may become issued and outstanding after the date of the Offer but before the Expiry Time of the Offer upon the conversion, exchange or exercise of options, warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for common shares, together with the associated rights (the “SRP Rights”) issued under the Shareholder Rights Plan of NovaGold (collectively, the “Common Shares”), at a price of US$14.50 cash per Common Share.
     Capitalized terms used but not defined in this letter which are defined in the Glossary to the Offer have the meanings given to them in the Glossary.
     This will instruct and direct you to tender the number of Common Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer Documents furnished to the undersigned.

Number of Common Shares to be deposited including associated SRP Rights*:

Account Number:

*	Unless otherwise indicated, it will be assumed that all your Common Shares are to be tendered.